Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Financial Network Reports Continued Growth in Third Quarter 2014

$1 Billion Asset and Deposit Milestones Surpassed During the Quarter

MidSouth Bank Acquisition Complete

Franklin, Tenn., October 28, 2014 – Franklin Financial Network, Inc., (OTCPK:FRFN) the parent company of Franklin Synergy Bank, today reported unaudited consolidated net income of $2.0 million, or $0.26 basic earnings per common share, for the third quarter of 2014, a 100.0 percent increase in net income when compared with net income of $1.0 million, or $0.27 basic earnings per common share, for the third quarter of 2013. For the nine months ended September 30, 2014, consolidated net income was $5.6 million, or $0.94 basic earnings per common share, an increase of 75.0 percent over $3.2 million, or $0.84 basic earnings per common share, for the same period in 2013.

“The third quarter was another strong quarter of strategic execution for our bank. We remain on target for soundness, profitability and growth,” noted Richard Herrington, Franklin Financial Network’s President. “During the third quarter, we surpassed the $1 billion milestones for both assets and deposits, and earnings increased even taking into account the expenses related to the bank’s recently completed acquisition of Rutherford County’s MidSouth Bank. Acquisition expenses of $603 thousand included systems conversion fees, investment banking, accounting, legal, and marketing expenses.”

“This is our twenty-third consecutive profitable quarter at Franklin Synergy Bank, and our results demonstrate that the core earnings of our bank continue to grow.”

Highlights of Franklin Financial Network’s Performance

Balance Sheet Growth and Asset Quality

•	Loans, including loans held for sale, at September 30, 2014 totaled $744.9 million, an increase of $357.5 million from September 30, 2013, for a year-over-year growth rate of 92.3 percent. Loan growth improved in the third quarter to $243.2 million compared with $38.6 million growth in the second quarter of 2014. Of the loan growth, $191.4 million resulted from the acquisition of MidSouth Bank, and $51.8 million was the net organic loan production growth for the third quarter. Residential construction loans again accounted for the majority of the loan growth, and residential lending picked up significantly during the quarter.

•	Deposits grew to $1.1 billion versus $523.7 million at September 30, 2013, an annualized growth rate of 100.8 percent. Of the deposit growth, $244.4 million resulted from the acquisition of MidSouth Bank. Since December 31, 2013, total deposits have grown $370.3 million, or 54.4 percent.

•	Assets at September 30, 2014 totaled $1.2 billion, compared to $659.9 million at September 30, 2013, an annual growth rate of 87.7 percent. In addition to the $293.8 million increase in assets from the acquisition of MidSouth Bank, the company’s results were driven by growth in the loan portfolio and the investment portfolio. Assets at June 30, 2014 totaled $872.1 million.

•	Non-performing assets were $5.0 million at September 30, 2014, compared to $2.8 million at June 30, 2014 and $3.4 million at September 30, 2013. Non-performing assets were 0.4 percent of total assets at September 30, 2014, compared to 0.3 percent at June 30, 2014 and 0.5 percent at September 30, 2013. The increase in non-performing assets in the third quarter of 2014 was related to the MidSouth Bank acquisition.

Profitability

•	Net interest income increased to $11.1 million for the quarter ended September 30, 2014, up from $5.4 million, or 106.6 percent, from the same period in 2013. Net interest income for the nine months ended September 30, 2014 was $25.6 million, which is a 74.5 percent increase when compared with the same period in 2013. The company’s acquisition of MidSouth Bank and continued strong loan growth were the primary factors driving the increase in net interest income.

•	Noninterest income for the quarter ended September 30, 2014, was $3.3 million compared to $1.3 million for the quarter ended September 30, 2013, representing a 148.6 percent increase. Noninterest income was $7.1 million for the nine months ended September 30, 2014, compared to noninterest income of $5.2 million for the same period in 2013, an increase of 37.5 percent. The improvement in noninterest income during the third quarter of 2014 is primarily attributable to growth in mortgage banking income.

•	Noninterest expense for the quarter ended September 30, 2014 was $10.4 million, a 114.6 percent increase over noninterest expense of $4.8 million from the third quarter of 2013. For the nine months ended September 30, 2014 noninterest expense was $22.0 million, which is an increase of 7.7 million, or 53.8 percent, when compared with the same period in 2013. The increase in noninterest expense was attributed in part to $603 thousand in systems conversion, investment banking, accounting, legal and marketing expenses associated with the acquisition of MidSouth Bank. The acquisition significantly increased the bank’s branch network with five additional branches in Rutherford County added to the bank’s existing six Williamson County branches, with a corresponding increase in associated operating expenses. Also during the quarter, the bank incurred additional one-time expenses when two branches in Williamson County each relocated to new facilities.

•	Provision for loan and lease losses for the quarter ended September 30, 2014 was $664 thousand versus $225 thousand for the quarter ended September 30, 2013. Provision for loan and lease losses for the nine months ended September 30, 2014 totaled $1.5 million versus $457 thousand for the same period in 2013. Significant loan growth during the third quarter, with $51.8 million in net new loan production, drove the increase in provision for loan and lease losses during 2014.

“Franklin Synergy’s total revenue reached another historic high in the third quarter, as we continued to build on our successful results from the first two quarters and on our acquisition of MidSouth Bank,” Herrington said. “We believe that we have the best banking and investment professionals in our markets, and our growth and earnings results support this.”

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County, Tennessee and five offices in Rutherford County, Tennessee. The bank provides deposit and loan products, treasury management and financial planning services for consumers and businesses. Franklin Synergy earned its first profit in 2009, after just five quarters of operation. The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to be the largest bank headquartered in Williamson County. The bank is also the top market share bank in Franklin, TN based on deposits.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products, market acceptance and the recent acquisition of MidSouth Bank. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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Franklin Financial Network, Inc.

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share and per share data)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Cash and due from financial institutions	$36,657	$18,217
Securities available for sale	347,000	268,515
Securities held to maturity (fair value 2014—$58,006 and 2013—$54,004)	56,293	56,575
Loans held for sale	25,652	10,694
Loans	719,275	421,304
Allowance for loan losses	(5,883)	(4,900)

Net loans	713,392	416,404

Restricted equity securities, at cost	5,349	3,032
Premises and equipment, net	13,113	4,138
Accrued interest receivable	3,426	2,396
Bank owned life insurance	11,579	8,232
Deferred tax asset	8,028	3,995
Foreclosed assets	1,690	181
Servicing rights, net	2,956	2,640
Mortgage banking derivative asset	368	464
Goodwill	9,129	157
Core deposit intangible	2,876	—
Other assets	1,080	734

Total assets	$1,238,588	$796,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$136,830	$52,686
Interest bearing	914,728	628,614

Total deposits	1,051,558	681,300
Federal funds purchased and repurchase agreements	34,238	24,291
Federal Home Loan Bank advances	33,000	23,000
Accrued interest payable	437	222
Mortgage banking derivative liability	54	—
Other liabilities	2,838	2,398

Total liabilities	1,122,125	731,211
Shareholders’ equity
Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 1,000,000 shares authorized; 10,000 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	10,000	10,000
Common stock, no par value; 10,000,000 shares authorized; 7,739,644 and 4,862,875 issued at September 30, 2014 and December 31, 2013, respectively	93,897	52,638
Retained earnings	12,562	7,058
Accumulated other comprehensive income (loss)	4	(4,533)

Total shareholders’ equity	116,463	65,163

Total liabilities and shareholders’ equity	$1,238,588	$796,374

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF INCOME

Three and Nine Months Ended September 30, 2014 and 2013

(Dollar amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income and dividends
Loans, including fees	$10,168	$5,186	$22,466	$14,434
Securities:
Taxable	2,395	1,098	6,932	2,979
Tax-Exempt	20	17	60	46
Dividends on restricted equity securities	84	30	175	57
Federal funds sold and other	25	7	57	35

	12,692	6,338	29,690	17,551
Interest expense
Deposits	1,446	874	3,808	2,733
Federal funds purchased and repurchase agreements	39	50	123	94
Federal Home Loan Bank advances	80	29	189	67

	1,565	953	4,120	2,894
Net interest income	11,127	5,385	25,570	14,657
Provision for loan losses	664	225	1,489	457

Net interest income after provision for loan losses	10,463	5,160	24,081	14,200
Noninterest income
Service charges on deposit accounts	13	12	37	39
Other service charges and fees	600	270	1,149	868
Net gains on sale of loans	1,875	714	4,226	3,611
Loan servicing fees, net	73	(19)	173	(317)
Gain on sale of securities	22	—	93	78
Net gain (loss) on sale and write-down of foreclosed assets	(3)	(29)	28	(250)
Other	694	369	1,419	1,153

Total noninterest income	3,274	1,317	7,125	5,182
Noninterest expense
Salaries and employee benefits	6,144	3,339	13,494	9,830
Occupancy and equipment	1,443	666	3,238	1,990
FDIC assessment expense	181	101	420	254
Marketing	224	70	470	193
Professional fees	961	79	1,594	322
Other	1,436	587	2,743	1,690

Total noninterest expense	10,389	4,842	21,959	14,279
Income before income tax expense	3,348	1,635	9,247	5,103
Income tax expense	1,333	625	3,668	1,945

Net income	$2,015	$1,010	$5,579	$3,158
Dividends paid on Series A preferred stock	(25)	(25)	(75)	(83)

Net income available to common shareholders	$1,990	$985	$5,504	$3,075

Basic earnings per share	$0.26	$0.27	$0.94	$0.84